Exhibit 99.1

OMNIQ Announces 93% increase YOY in Q4 Revenue to $24.9 Million, Full Year 2021 Revenue increased 42% to a Record $78.3 Million

SALT LAKE CITY — OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced its financial results for the three months and full year ended December 31, 2021.

OMNIQ’s 2021 momentum:

●	Company up listed to NASDAQ in September 2021.

●	Close to $100,000,000 annual revenue run rate marks a significant milestone as fourth quarter revenue increased to $24.9 Million.

●	Company acquired 77% of Dangot Computers Ltd., a leader in providing sophisticated solutions of automation for Hospitals, Restaurants, Supermarkets, Government Institutions and others.

●	Synergy with Dangot generated immediate joint projects with OMNIQ’s AI solutions.

●	OMNIQ’s Q Shield’s AI based turnkey law enforcement solution offered to municipalities is experiencing positive momentum as five (5) new cities in the US have already contracted and more are in the pipeline. Revenue model is based on recurring revenue sharing.

●	AI solutions installed in critical spots in the Middle East for public safety and terror prevention.

●	93% Q4 YoY revenue increased up to $24.9 million

●	24% Gross margin in Q4 2021 compared to 19% in Q4 2020

●	42% YoY increase in Fiscal Year (FY) 2021 revenue up to $78.3 million

●	21% sequential increase in Q4 sales over Q3 2021

●	53% YoY gross profit increase in FY 2021

●	Cash grew by 39% since December 31, 2020 to approximately $7.1 million

Additional 2021 and recent events:

●	Awarded an approximately $3.5 Million service project to provide mobile data collection and communication devices for an international leader in the transportation and logistics sector

●	Announces rollout of 1,000 Units of “Smart Buy and Go” (SBG) solution for a supermarket chain in Israel; plans to soon offer SBG to its fortune 500 Customers in the United States operating in an industry estimated to be $1.0 Trillion

●	Announced $1 million follow-on order from a $1 billion plus regional LTL trucking company with over 80 logistic centers in North America

●	Dangot Computers Ltd awarded with an approximate $2 million order for Intelligent Healthcare Carts (IHC) from Israel’s Largest Health Maintenance Organization (HMO)

●	Received $7.0 million aggregate purchase agreement from mid west-based third-party logistics client

●	Awarded a $7.8 Million purchase order from leading U.S. food distributor

●	Received $1.8 Million purchase order for IoT “contactless” data collection solution from a Fortune 500 leading IT supply chain provider

●	Partnered with 911inform to expand offerings and sales channels for AI-based object identification and location discovery solutions

Shai Lustgarten, CEO of omniQ: “

We are experiencing strong momentum as we expand our reach in diversified multibillion-dollar markets, maximize opportunities with our rich and loyal customer base, and continue exceptional distribution of our proven and superior product offering. We achieved an annual revenue run rate of $100,000,000 marking a milestone for continuous growth elevating OMNIQ to new spheres. We are introducing our AI and automation offerings to both new clients, as well as our existing customers which include many fortune 500 firms. We are looking forward to a successful future executing our strategy achieving our ambitious plan for the benefit of OMNIQ”.

Fourth Quarter 2021 Financial Results

OMNIQ reported revenue of $24.9 million for the quarter ended December 31, 2021, an increase of 93% from $12.9 million in the fourth quarter of 2020. Our Gross Margin grew from 19% to 24%, which coupled with the Dangot acquisition resulted in a 143% growth in Gross Profit to $6.1 million. Total operating expenses for the quarter were $7.6 million, compared with $5.1 million in the fourth quarter of 2020, however there were significant non-recurring expenses related to the acquisition of Dangot in Q4 this year.

Net loss for the quarter was $2.2 million, or a loss of $0.36 per basic share, compared with a loss of $2.9 million, or a loss of $0.66 per basic share, for the fourth quarter of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the fourth quarter of 2021 amounted to a loss of $553 thousand compared with an adjusted EBITDA loss of $772 thousand in the fourth quarter of 2020.

Cash balance at December 31, 2021 was approximately $7.1 million compared with $5.1 million at December 31, 2020.

FY 2021 Financial Results

OMNIQ reported revenue of $78.3 million for the year that ended December 31, 2021, an increase of 42% from $55 million in the same period of 2020. Our Gross Profit grew to $16.7 million in the year that ended December 31, 2021 compared to $11 million in 2020. Total operating expenses for the year ended December 31, 2021 were $27 million, compared with $20 million in the same period in 2020, however there were significant non-recurring expenses related to the acquisition of Dangot in Q4 this year.

Net loss for the year ended December 31, 2021 was $13.1 million, or a loss of $2.20 per basic share, compared with a loss of $11.5 million, or a loss of $2.49 per basic share, for the same period of last year.

Adjusted EBITDA (adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) for the year ended December 31, 2021, amounted to a loss of $4.1 million compared with an adjusted EBITDA loss of $3.1 million in 2020.

Shai Lustgarten concluded: “We are very pleased with our 2021 performance; we are now fully devoted to improving performance in order to continue the success and lead the company to new spheres. This is an opportunity to thank our great team of loyal and capable employees, without their devotion and skills nothing can be done. A warm welcome to the Dangot excellent team that quickly became an organic part of OMNIQ’s family, special thanks to the professional team and last but not least a big thank you to our shareholders for your support. Wish all of us a great success in 2022 and going forward. “

Earnings Call Details

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Event Date: April 1, 2022 - 11:00 AM Eastern Time

Toll Free: 888-506-0062

International: 973-528-0011

Participant Access Code: 349185

Event Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/44628

Replay Number:

Toll Free: 877-481-4010

International: 919-882-2331

Replay Passcode: 44628

Replay Link: Webcast URL: https://www.webcaster4.com/Webcast/Page/2310/44628

About omniQ Corp.

omniQ Corp. (Nasdaq: OMQS) provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

omniQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information, visit www.omniq.com.

Information about Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance. The words “anticipate”, “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for the Company’s products particularly during the current health crisis , the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, the Company’s ability to manage credit and debt structures from vendors, debt holders and secured lenders, the Company’s ability to successfully integrate its acquisitions, and other information that may be detailed from time-to-time in omniQ Corp.’s filings with the United States Securities and Exchange Commission. Examples of such forward looking statements in this release include, among others, statements regarding revenue growth, driving sales, operational and financial initiatives, cost reduction and profitability, and simplification of operations. For a more detailed description of the risk factors and uncertainties affecting omniQ Corp., please refer to the Company’s recent Securities and Exchange Commission filings, which are available at https://www.sec.gov. omniQ Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required by law.

James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com

Brett Maas
Hayden IR
(646) 536-7331
brett@haydenir.com

Koko Kimball
(385)-758-9241
kkimball@omniq.com